ONCOVISTA INNOVATIVE THERAPIES, INC. CHANGES NAME FROM AVIATION UPGRADE
TECHNOLOGIES EFFECTIVE JANUARY 8, 2008

NEW TICKER SYMBOL “OVIT” EFFECTIVE JANUARY 14, 2008

SAN ANTONIO - In December, 2007, the Board of Directors and the holders of a majority of the outstanding common stock of Aviation Upgrade Technologies, Inc. (OTC BB: AVUG.OB), resolved to amend the corporate charter of Aviation Upgrade Technologies to change its name to OncoVista Innovative Therapies, Inc. This name change, as well as the change to a new CUSIP number (68232J 105), became effective at the opening of business on January 8, 2008. In connection with the name change, the company’s ticker symbol has been changed to “OVIT” effective at the opening of business on January 14, 2008.

Alexander L. Weis, Chief Executive Officer of Aviation and Chief Executive Officer of OncoVista, stated “We acquired the name Aviation Upgrade Technologies as the result of the reverse merger by which OncoVista became a public company. We are changing the name of the company to more closely reflect our business which is the development and commercialization of targeted cancer therapies based on the use of molecular markers in clinical trials. We are pleased to announce our name change, together with our new ticker symbol and CUSIP number. Our outlook for the future is extremely exciting and we believe that the revised name and ticker symbol, in particular, are crucial in gaining market and brand recognition.”

About OncoVista, Inc.
OncoVista is a biopharmaceutical company engaged in the development and commercialization of targeted cancer therapies both through the acquisition of rights to technologies and drugs from others and through the development of proprietary products. OncoVista intends to identify, develop and rapidly commercialize innovative therapies for safer and more efficacious treatment of cancer. OncoVista believes that the development of targeted approaches to the administration of anticancer agents should lead to improved outcomes and/or reduced toxicity. In targeting compounds for acquisition, OncoVista focuses on candidates that have been previously tested in human clinical trials or animal models, as well as technologies that may improve the delivery or targeting of previously tested, and in some cases marketed, anticancer agents. OncoVista’s senior management team and its panel of internationally-recognized clinical advisors have made significant contributions to the development of leading drugs currently used in cancer treatment. Its management, in conjunction with its advisors, intend to evaluate in-licensing candidates based on several criteria, including development and registration strategies to be employed, commercialization opportunities and competitive technologies being developed elsewhere. OncoVista’s primary therapeutic strategy is based on targeting the patient’s tumor(s) with treatments that will deliver drugs selectively based upon specific biochemical characteristics of the cancer cells comprising the tumor. Through a combination of licensing agreements as well as mergers and acquisitions, OncoVista has acquired the rights to several technologies with the potential to more effectively treat cancers and significantly improve quality-of-life for patients.

Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.

Contact:
OncoVista Innovative Therapies, Inc.
Alexander L. Weis, Ph.D.
Chief Executive Officer
210-677-6000
or
Investor:
Porter, LeVay & Rose, Inc.
Michael Porter
212-564-4700

######